UMB Financial Corporation News Release

P.O. Box 419226

Kansas City, MO 64141-6226

816/860-7000

umb.com

//FOR IMMEDIATE RELEASE//

Contact: Jeremy McNeive, 816.860.5088

Investor Relations Contact: Begonya Klumb, 816.860.7906

UMB Financial Corporation Announces Increase in Common Stock and a Two-for-One Stock Split

Board of Directors Increases Quarterly Dividend by 4%;

Shareholders Elect Michael Chesser to Board of Directors

Kansas City, Mo. (April 25, 2006) -- The Shareholders of UMB Financial Corporation today approved an amendment to the company's Articles of Incorporation authorizing an increase in the company's authorized shares of common stock from 33 million shares to 80 million shares.

Shareholders also elected Michael Chesser to the Board of Directors. Mr. Chesser is the Chairman and CEO of Great Plains Energy of Kansas City, Mo. An active member in the Kansas City community, Mr. Chesser currently serves as a Trustee of the University of Missouri-Kansas City and the Midwest Research Institute (MRI). He also is a board member of the Heart of America United Way.

The Board of Directors subsequently declared a two-for-one stock split of UMB Financial Corporation common stock in order to broaden the distribution of the stock among investors and to create a wider market for the stock, among other potential benefits. The stock will be distributed on May 30, 2006 to shareholders of record on May 16, 2006.

The Board of Directors also declared a dividend of $0.13 per share on the post-split shares, which is an increase of

4 percent over the fourth quarter of 2005. The dividend will be paid on July 3, 2006 to shareholders of record on

June 12, 2006.

The Board of Directors also authorized the repurchase of up to two million shares of the company's common stock during the next 12 months. Shares purchased under the program will be used for general corporate purposes and may be available for re-issuance in connection with the company's stock plans and dividend reinvestment plan. The company may repurchase the shares from time to time in open market or privately negotiated transactions at the company's discretion, and on such terms, including, without limitation, quantity, timing and price, as management may determine to be in the company's best interest.

UMB Financial Corporation is a multi-bank holding company headquartered in Kansas City, Mo., offering complete banking and related financial services to both individual and business customers nationwide. Its banking subsidiaries own and operate 141 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisconsin, a trust management company in South Dakota, and single-purpose companies that deal with brokerage services, consulting services and insurance. UMB was named one of Business Week's "Web Smart 50" companies in 2005.

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